Exhibit 1.03

For More Information:
Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation CEO to Ring NASDAQ Opening Bell on Thursday, September 13, 2007

BEIJING, ATLANTA, September 12, 2007 — CDC Corporation (NASDAQ: CHINA) a leading Global Enterprise Software and New Media Company today announced that its CEO, Peter Yip, will ring The NASDAQ Stock Market Opening Bell on Thursday, Sept. 13, 2007 at 9:30 AM EDT, recognizing eight years as a NASDAQ-listed company.

CDC Corporation was first listed on NASDAQ in July 1999. Since that time, CDC Corporation has become one of the leading global providers of enterprise software and new media. With 2006 revenue of $309.5 million, CDC Corporation has previously announced its plans to carve out its CDC Software and CDC Games businesses into separate stand-alone companies.

“CDC Corporation is honored to open the NASDAQ market,” said Peter Yip, CEO, CDC Corporation. “We are pleased to be listed among the world’s leading companies in this prestigious stock exchange. This symbolic ringing represents the solid achievements in our businesses over the years and our unwavering commitment to increasing long-term shareholder value.”

To view the NASDAQ opening bell ceremony live on Sept. 13, visit
http://www.nasdaq.com/about/marketsitetowervideo.asx to access the MarketSite Webcam link.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Games
CDC Games is one of the market leaders of online and mobile games in China with over 100 million registered users. The company’s hit title Yulgang was among the first “free-to-play, pay-for-merchandise” online games in China and has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. In March 2007, the company announced the formation of CDC Games Studio to establish strategic relationships with selected games development partners to accelerate the development of new, original online games for China and other targeted global geographies.  CDC Games anticipates being able to deploy up to $100 million for CDC Games Studio investments through contributions from CDC affiliated companies, external partners and its internal resources. CDC Games Studio recent investments include Gorilla Banana and Mgame, the developer of Yulgang, in Korea, and Auran, the developer of “Fury”, which received the “Most Surprising” award at the 2006 E3, in Australia.  In August 2007, CDC Games formed a new subsidiary called CDC Games International (CGI) and CDC Games USA to launch new games internationally and to position CDC Games as a global publisher of online games.  For more information on CDC Games, visit: www.cdcgames.net.

About CDC Mobile
CDC Mobile, a business unit of CDC Corporation, is focused on providing consumer-based and enterprise-based mobile applications services in China. These include SMS (Short Message Services), IVR (Interactive Voice Response), MMS (Multimedia Message Service) and WAP (Wireless Application Protocol) applications and services. Through its companies in China, it has direct connectivity with local mobile operators in 29 provinces. In January 2007, CDC Mobile launched a (U.S.) $100 million investment program targeting strategic investments in leading 3G content providers in North Asia and Europe that can be leveraged to gain first-mover advantage in the anticipated 3G marketplace in China.

About China.com Inc.
China.com is a leading operator of Internet portals serving a broad range of audiences in China. In 2006, the company was chosen as the first to host Google’s Video Adsense, serving video ads targeted at China’s English-speaking audience. China.com has also been appointed by the Jilin Government as the exclusive web sponsor of the 2007 Asian Winter Games. China.com was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the ability to successfully complete the carveouts of CDC Software and CDC Games, the ability of CDC Corporation to create and increase shareholder value, the Company’s status as a leading global provider of enterprise software and new media, the ability to continue to make selective and strategic acquisitions, the ability of CDC Software’s applications to help an organization deliver a superior customer experience while increasing efficiencies and profitability, CDC Software’s ability to provide a full-continuum of services that span the life cycle of technology and software applications, CDC Games’ status as a market leader of online and mobile games in China, the ability of CDC Games Studio to succeed, establish relationships, accelerate game development and deploy investments through contributions from CDC affiliated companies, external partners and its internal resources, the ability of CDC Games International and CDC Games USA to launch games internationally and position CDC Games as a global publisher of online games, and the ability of CDC Mobile to target strategic investments in leading 3G content providers in North Asia and Europe to gain first-mover advantage in the anticipated 3G marketplace in China and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful Advanced Mobile Products and online games; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s software products and services; (j) continued commitment to the deployment of the enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.